Exhibit 99.1

FOR IMMEDIATE RELEASE

Orient Paper, Inc. Announces Tissue Paper Production Line Updates

Baoding, China, January 7, 2013 – Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced that it has secured the land lease for its new household/tissue paper production facilities as well as signed the construction and installation contract for the first production line in these facilities, through its subsidiary Hebei Baoding Orient Paper Milling Co., Ltd. (“Orient Paper HB”).

Orient Paper HB has secured the lease of a 300 mu parcel of land (or approximately 200,000 square meters) in the Wei County Economic Development Zone in Hebei Province. Under the land lease agreement, Orient Paper HB has the usage rights for 15 years starting from November 27, 2012 for lease payment of RMB3.6 million (US$580,000) per annum.

Orient Paper HB has also signed a construction and installation contract with a leading paper manufacturing equipment provider in China, for the first of its two household/tissue paper production lines, each having a designed capacity of 15,000 tonnes per year. The consideration for the first production line under the contract is RMB31 million (US$5.0 million), funded by the Company out of cash on hand, with installation scheduled to be completed by the end of the second quarter of 2014. The Company estimates that the total cost of the two tissue paper production lines and related facilities will be approximately US$43.5 million. When full anticipated production is achieved, the Company expects the two production lines to generate up to US$30 to US$34 million of revenue annually.

“Orient Paper is making steady progress with our business expansion into the tissue paper sector, as previously announced,” said Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper. “Our strategy is to tap on under-served markets and benefit from the growing urbanization of China’s rural regions, and we see great potential in the household/tissue market in North China. The tissue paper business is one of our key future growth drivers and we are confident that the expansion into this sector can provide long-term value for our shareholders.”

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd. (“Orient Paper Shengde”), and Hebei Baoding Orient Paper Milling Co., Ltd (“Orient Paper HB”) for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

Fleishman-Hillard

T: +852-2530-0228

E: ir@orientpaperinc.com